News Release	For Immediate Release

Contact: Jeff Laudin	February 20, 2014
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Fourth Quarter and
Fiscal Year 2013 Results
Highlights:

•
Fourth quarter diluted earnings per share were $2.04 or $2.66 before the previously announced non-cash $0.62 negative impacts of an asset impairment and deconsolidation of Delta EMD. This compares to $2.43 diluted earnings per share reported in the fourth quarter of 2012. (See table on last page).

•	Utility Support Structures Segment sales reached record fourth quarter levels.

•	Irrigation Segment fourth quarter sales remained strong, declining only 6% behind last year’s exceptional record fourth quarter levels.

•	Sales and operational improvements in Engineered Infrastructure Products resulted in segment operating income as a percent of sales in the fourth quarter increasing to 10.0% from 5.3% in 2012.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported fourth quarter sales of $827.9 million compared with $815.0 million for the same period of 2012. Fourth quarter 2013 operating income was $100.7 million versus $111.7 million in 2012 and included $12.2 million of a non-cash fixed asset impairment charge at Delta EMD. Fourth quarter diluted earnings per share were $2.04 compared with $2.43 in 2012. Included in fourth quarter earnings per share is an additional non-cash after-tax loss in the amount of $12.0 million or $0.45 cents per share resulting from the deconsolidation of Delta EMD and Valmont’s proportionate share of the after-tax Delta EMD fixed asset impairment in the amount of $4.6 million, or $0.17 per diluted share.

For fiscal 2013, sales were $3.3 billion versus $3.0 billion in 2012. Operating income for fiscal 2013 was $473.1 million versus $382.3 million in 2012. Valmont’s fiscal year net earnings were $278.5 million, or $10.35 per diluted share ($10.97 before consideration of the Delta EMD impairment and deconsolidation), compared with 2012 fiscal year earnings of $234.1 million, or $8.75 per diluted share.

Fourth Quarter Review:

“Led by an 8% revenue increase in the Engineered Infrastructure Products Segment, sales set another fourth quarter record. Fourth quarter revenue records were also achieved in the Utility Support Structures and Coatings Segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “As expected, Irrigation Segment sales were lower.

“Operating income as a percent of sales was similar to last year’s levels before the fixed asset impairment at Delta EMD.”

Fourth Quarter Segment Review:

Utility Support Structures Segment (32% of 4th Quarter Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $264.7 million were 5% higher than 2012. North American sales increased and international sales declined.

The need to improve reliability by adding physical capacity and increase the interconnectivity of regional transmission grids in North America continues to drive significant utility investments in transmission infrastructure. Further demand comes from renewable energy sources requiring connectivity to the grid. During 2013, the Company added manufacturing capacity to support market growth and satisfy customer requirements for shorter lead times. These newly commissioned facilities can make traditional monopole utility structures and a new Valmont designed ‘jumbo’ sized pole to address the market’s growing demand for even higher voltage transmission lines up to 745 kilovolts.

Operating income declined 5% to $45 million, which represents 17.0% of segment sales. Operating income improved in North America on improved sales pricing, mix and leverage of fixed costs, but this was more than offset by volume deleverage in international markets and an inventory write-down associated with the loss of a project in North Africa. Customers are placing orders with shorter lead-times as additional industry capacity brought supply and demand more into balance. This has resulted in a decline of approximately $100 million in our year-end backlog.

Irrigation Segment (23% of 4th Quarter Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales of $192.2 million declined 6% from last year’s drought-driven record fourth quarter. In North America, the fourth quarter selling season reflected a more typical harvest season than last year. Last year’s harvest was early, on account of dry conditions, which resulted in a more prolonged than usual fall selling season. The shorter selling season plus lower crop commodity prices contributed to the lower orders and sales, as evidenced by a decline in year-end backlogs. Growth continued in international markets.

While short-term swings in the farm economy can influence annual demand, long-term demand will be driven by the growing food needs of a rising global population and improving diets. To meet these needs, agriculture must increase its productivity. Competing demands on limited fresh water resources will drive agriculture to conserve water. Valmont’s efficient irrigation products provide a lasting solution to these pressing problems, which we believe supports a favorable long-term outlook for this business.

Operating income was 22% lower than last year at $31.6 million or 16.5% of segment sales. The decline in operating income was a consequence of deleverage on lower volumes and planned business development efforts that increased SG&A expenses.

Engineered Infrastructure Products Segment (32% of 4th Quarter Sales)

Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Fourth quarter sales were $267.2 million, an 8% increase over 2012. The increase was due to the contribution of Locker, an Australian engineered access systems company acquired in February of 2013, and higher sales of lighting and traffic products in North America.

Sales of lighting and traffic structures in Europe were slightly lower reflecting continued economic weakness and fiscal austerity measures throughout the region.

The additional sales from Locker more than offset the impact of a weaker Australian currency and economy on engineered access system sales.

Sales of wireless communication products were flat in North American markets and slightly lower in China.

Operating income doubled to $26.6 million, or 10.0% of segment sales. The improvement was the result of increased volumes in North America, the contribution of Locker, the benefit of cost reductions implemented in Europe and improved productivity in North America, Asia and Europe.

Coatings Segment (10% of 4th Quarter Sales)

Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $85.6 million were 3% higher than last year. The revenue contribution of Pure Metal, a Canadian galvanizing acquisition completed in late 2012, more than offset the impact of Australia’s weaker currency and economy on sales.

The performance of the Pure Metal acquisition has met our expectations. We have benefited from the increased geographic diversification and exposure to the strong Canadian economy.

Operating income rose 6% to $18.1 million or 21.2% of segment sales primarily due to the contribution from the Pure Metal acquisition.

2013 Fiscal Year Review:

“Record sales in all reportable segments drove significantly improved financial performance in 2013,” said Mr. Bay. “Looking at results by segment, the Utility Support Structures Segment benefited from significant utility investments in the North American transmission grid. In the Irrigation Segment, historically high farm incomes drove annual sales gains in 2013. In the Engineered Infrastructure Products Segment, the first quarter acquisition of Locker in Australia plus improved sales in North America drove segment sales above $1 billion for the first time. Coatings Segment sales increased primarily due to a Canadian acquisition in late 2012.

“For the year, operating income as a percent of sales improved from 12.6% to 14.3%. The positive impact of acquisitions combined with operational leverage in all segments led to the increased operating income.”

2014 Outlook:

“We are facing a challenging first quarter comparison in light of last year’s 47% first quarter earnings improvement,” Mr. Bay said. “Last year we had exceptional irrigation results mainly driven by drought. This year’s first quarter irrigation results will decline in comparison. In the utility business, we anticipate flat first quarter revenue due to less project activity in international markets. Operationally, severe weather has disrupted production and shipping in some of our facilities. This, plus some pricing pressure, will likely result in reduced first quarter utility profitability.

“Our present outlook is that first quarter 2014 earnings for the Company could be down around 25%. At this early stage in the year, we expect full year earnings to be slightly below 2013’s $10.97 adjusted diluted earnings per share.”

An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 50490339 or via the Internet at 8:00 a.m. CST February 21, 2014, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 50490339 beginning February 21, 2014 at 10:00 a.m. CST through 12:00 p.m. CST on February 28, 2014.

Valmont a global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)
	Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended
	28-Dec-13	29-Dec-12	28-Dec-13	29-Dec-12
Net sales	$ 827,890	$ 815,037	$ 3,304,211	$ 3,029,541
Cost of sales	605,066	590,692	2,358,983	2,227,085
Gross profit	222,824	224,345	945,228	802,456
Selling, general and administrative expenses	122,111	112,601	472,159	420,160
Operating income	100,713	111,744	473,069	382,296
Other income (expense)
Interest expense	(8,138)	(7,968)	(32,502)	(31,625)
Interest income	1,712	2,191	6,477	8,272
Other	1,278	(560)	2,373	347
	(5,148)	(6,337)	(23,652)	(23,006)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	95,565	105,407	449,417	359,290
Income tax expense	31,728	39,497	157,781	126,502
Earnings before equity in earnings of
nonconsolidated subsidiaries	63,837	65,910	291,636	232,788
Equity in earnings of nonconsolidated subsidiaries	287	817	835	6,128
Loss from deconsolidation of subsidiary	(12,011)	-	(12,011)	-
Net earnings	52,113	66,727	280,460	238,916
Less: Earnings attributable to non-controlling interests	2,755	(1,691)	(1,971)	(4,844)
Net earnings attributable to Valmont Industries, Inc.	$ 54,868	$ 65,036	$ 278,489	$ 234,072

Average shares outstanding (000's) - Basic	26,667	26,502	26,641	26,471
Earnings per share - Basic	$ 2.06	$ 2.45	$ 10.45	$ 8.84

Average shares outstanding (000's) - Diluted	26,909	26,806	26,899	26,764
Earnings per share - Diluted	$ 2.04	$ 2.43	$ 10.35	$ 8.75

Cash dividends per share	$ 0.250	$ 0.225	$ 0.975	$ 0.855

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)
	Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended
	28-Dec-13	29-Dec-12	28-Dec-13	29-Dec-12

Net sales
Engineered Infrastructure Products	$ 267,220	$ 247,106	$ 1,001,809	$ 931,533
Utility Support Structures	264,737	252,556	962,038	873,520
Coatings	85,583	83,155	357,635	334,552
Infrastructure products	617,540	582,817	2,321,482	2,139,605

Irrigation	192,177	203,427	882,179	750,641
Other	70,211	82,980	303,595	328,737
Less: Intersegment sales	(52,038)	(54,187)	(203,045)	(189,442)
Total	$ 827,890	$ 815,037	$ 3,304,211	$ 3,029,541

Operating Income
Engineered Infrastructure Products	$ 26,621	$ 13,106	$ 87,647	$ 54,013
Utility Support Structures	44,973	47,124	174,740	129,025
Coatings	18,112	17,070	74,917	71,641
Infrastructure products	89,706	77,300	337,304	254,679

Irrigation	31,620	40,450	181,498	143,605
Other	(2,806)	13,162	30,984	46,575
Corporate	(17,807)	(19,168)	(76,717)	(62,563)
Total	$ 100,713	$ 111,744	$ 473,069	$ 382,296

The backlog of orders for the principal products manufactured and marketed was $666.6 million at the end of the  2013 fiscal year and $902.5 million at the end of the 2012 fiscal year. We anticipate that most of the backlog of orders will be  filled during fiscal year 2014. At year-end, the segments with backlog were as follows (dollar amounts in millions):

	28-Dec-13	29-Dec-12
Engineered Infrastructure Products	$ 201	$ 212
Utility Support Structures	334	434
Irrigation	104	231
Coatings	1	1
Other	26	25
	$ 666	$ 903

Valmont has four reportable segments based on its reporting structure.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	28-Dec-13	29-Dec-12
ASSETS
Current assets:
Cash and cash equivalents	$ 613,706	$ 414,129
Accounts receivable, net	515,440	515,902
Inventories	380,000	412,384
Prepaid expenses	22,997	25,144
Refundable and deferred income taxes	65,697	58,381
Total current assets	1,597,840	1,425,940
Property, plant and equipment, net	534,210	512,612
Goodwill and other assets	644,444	629,999
	$ 2,776,494	$ 2,568,551

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 202	$ 224
Notes payable to banks	19,024	13,375
Accounts payable	216,121	212,424
Accrued expenses	194,527	180,408
Dividend payable	6,706	6,002
Total current liabilities	436,580	412,433
Long-term debt, excluding current installments	470,907	472,593
Other long-term liabilities	324,161	276,515
Shareholders' equity	1,544,846	1,407,010
	$ 2,776,494	$ 2,568,551

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands)
(unaudited)
Non-recurring items listed below relate to: a non-cash after-tax loss associated with the deconsolidation of Delta EMD Pty. Ltd (EMD) and Valmont's proportionate share of an after-tax loss related to a fixed asset impairment recorded by EMD in the fourth quarter of 2013.

	Quarter ended December 28, 2013	Diluted earnings per share	Year ended December 28, 2013	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 54,868	$ 2.04	$ 278,489	$ 10.35

Fixed asset impairment charge - after tax	4,569	0.17	4,569	0.17

Deconsolidation of Delta EMD - after tax	12,011	0.45	12,011	0.45

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 71,448	$ 2.66	$ 295,069	$ 10.97